Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Strong Subscriber Growth and Operating

Results for First Quarter 2007

Wireless Subscriber Growth of 11% from First Quarter 2006

Revenues up 14% and Adjusted EBITDA up 18% from First Quarter 2006

WAYNESBORO, VA – May 2, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its first quarter of 2007.

Operating revenues for first quarter 2007 were $121.6 million; Operating income for the quarter was $28.2 million and net income for first quarter 2007 was $9.8 million, or $0.23 per share.

Highlights for the quarter include:

•	Operating revenues of $121.6 million, up 14% from first quarter 2006

•	Adjusted EBITDA of $50.0 million, up $7.6 million, or 18%, from first quarter 2006

•	Adjusted EBITDA less capital expenditures totaled $33.8 million

•	Wireless net subscriber additions of 15,946, more than double the 7,573 net additions for first quarter 2006

•	Wireless adjusted EBITDA margin exceeds 38% for the first time

“We are quite pleased with our wireless subscriber growth during this first quarter,” said James S. Quarforth, the Company’s Chief Executive Officer. “This subscriber growth, together with the strength of our growth in the previous quarter has driven solid increases in both operating revenues and adjusted EBITDA and has positioned us well for strong performance for the remainder of 2007.”

Recent Developments

Secondary Public Offering: The Company completed a secondary public offering of 12,650,000 shares of NTELOS common stock offered for sale by certain affiliates of Citigroup Venture Capital Equity Partners, L.P. and Quadrangle Capital Partners LP. The Company did not receive any proceeds from the offering. The completion of this sale results in approximately 69% of the total shares outstanding of the Company’s common stock being available in public float. The Company recorded $0.5 million of secondary offering costs in the first quarter 2007 for expenses related to this transaction. Please see the registration statement filed on Form S-3 with the Securities and Exchange Commission on March 29, 2007 for further details.

Credit Facility Amendment: The Company obtained an amendment to the credit facility of NTELOS Inc., a wholly-owned subsidiary, which primarily modified the restricted payments covenant of the credit agreement affecting the Company’s ability to pay dividends and repurchase common stock.

Declaration of Dividend: On March 20, 2007, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.15 per share to be paid on July 12, 2007 to stockholders of record on June 21, 2007. The Company currently intends to continue to pay regular quarterly dividends on its common stock at a rate of $0.15 per share. Any decision to declare future dividends will be made each quarter at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements, investment opportunities, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Operating Highlights

Operating revenues for first quarter 2007 were $121.6 million, a 14% increase over first quarter 2006 operating revenues of $106.3 million.

Wireless operating revenues for first quarter of 2007 were $91.6 million compared to $77.6 million for the same period in 2006, an increase of 18%. Wireless subscribers were 383,143 at March 31, 2007, an 11% increase from 343,879 at March 31, 2006 and a 4% increase from 367,197 at year-end 2006. This subscriber growth, combined with increased Average monthly Revenue Per Handset/Unit (ARPU, a non-GAAP measure), resulted in an increase of 14% in subscriber revenues from first quarter 2006 to first quarter 2007. Wholesale revenues were $22.9 million for first quarter 2007 compared to $18.3 million for the same quarter last year, an increase of 25%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $22.6 million and $18.1 million for these respective periods.

Wireline operating revenues were $29.8 million for the first quarter of 2007, a 4% increase over first quarter 2006 of $28.5 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.4 million in the first quarter of 2007 compared to $14.7 million in first quarter 2006, an increase of 4%. Growth in access revenues, primarily driven by increased minutes of use, was partially offset by revenue reductions from local access line losses. In the Competitive wireline segment, operating revenues were $14.4 million for the first quarter 2007, up 5% from $13.8 million in the first quarter 2006. Revenues from Competitive wireline strategic products, including broadband, integrated access, transport and Metro Ethernet, grew $1.1 million, or 12%, for first quarter 2007 compared to first quarter 2006, offsetting the loss of dial-up internet revenues and a reduction in carrier access revenues.

Adjusted EBITDA (a non-GAAP measure) for first quarter 2007 was $50.0 million, with a margin of 41%. This amount represents an increase of 18% over first quarter 2006 adjusted EBITDA of $42.4 million.

Wireless adjusted EBITDA was $34.9 million for the first quarter of 2007, compared to $28.0 million for first quarter 2006, an increase of 25%. The adjusted EBITDA margin was 38% for first quarter 2007 compared to 36% for first quarter 2006, reflecting increases in high-margin wholesale revenues, strong subscriber additions and ARPU growth.

Wireline adjusted EBITDA was $16.2 million for the first quarter of 2007, a 3% increase over the $15.7 million for the first quarter 2006. Wireline adjusted EBITDA margin was 54% for the quarter.

Business Segment Highlights

Wireless

•

Gross customer additions for the first quarters of 2007 and 2006 were 47,579 and 40,285, respectively. Gross customer additions of higher-value, under-contract, postpay subscribers were 20,103 in the first quarter of 2007. Net subscriber additions for first quarter 2007 were 15,946, more than double the 7,573 net additions for the same quarter last year. At March 31, 2007, postpay subscribers represented 71% of total subscribers. Monthly blended subscriber churn continued improvement, finishing first quarter 2007 at 2.8%. Postpay monthly subscriber churn achieved a new low for the quarter at 1.9%.

ARPU for first quarter 2007 was $55.48, up from $53.74 in the first quarter of 2006 and up from $53.64 in the fourth quarter of 2006. The increase was attributable to continued growth in data services, data packages and higher-priced product offerings. ARPU for postpay subscribers was $55.04 for first quarter 2007, compared to $54.08 for first quarter 2006. Total data ARPU was $3.44 and $2.60 for the first quarters of 2007 and 2006, respectively. Postpay data ARPU for first quarter 2007 was $3.82 compared to $2.88 for first quarter 2006.

Cost per Gross Addition (CPGA—a non-GAAP measure) in the first quarter 2007 was $313, down from $354 in both the previous quarter and the first quarter of 2006 as some efficiencies were gained from the robust number of gross additions. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure), was $31.18 for first quarter 2007, down from $31.40 for fourth quarter 2006 and up from $29.91 in first quarter 2006. The increase from prior year is due to roaming costs related to increased roaming usage under the newer national rate plans, retention costs and operating costs associated with new cell sites. Total network cell sites were 991 at March 31, 2007 compared to 899 at March 31, 2006.

Wireline

•

RLEC: Access lines at the end of first quarter 2007 were 45,054, compared to 46,492 at March 31, 2006, a 3% decrease. This line loss is reflective of wireless substitution and residential second-line losses. Total RLEC business lines increased slightly quarter-over-quarter. Despite these line losses, RLEC operating revenues for first quarter 2007 were 4%, or approximately $0.7 million, higher than first quarter 2006 primarily due to an increase in access revenues related to the increase in minutes of use. RLEC adjusted EBITDA for first quarter 2007 and 2006 was $11.3 million.

•

Competitive Wireline: Competitive Local Exchange Carrier (CLEC) business local access lines at March 31, 2007 were 47,381, a 5% increase over the 45,296 lines at March 31, 2006. Voice operating revenues for these CLEC business local access lines increased a similar percentage quarter-over quarter. Revenue decline resulting from dial-up Internet subscriber losses was approximately $0.3 million for first quarter 2007 compared to first quarter 2006. Revenues from wireline strategic products, however, increased approximately $1.1 million, or 12%, to $11.1 million in first quarter 2007 from $9.9 million in first quarter 2006, due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 31% at March 31, 2007 from 23% at March 31, 2006.

Quarforth concluded, “We are pleased with the great start our first quarter performance gives us on the year. Given this achievement, primarily the strength of wireless subscriber growth from robust sales and improved customer retention, we are in position to raise certain of our guidance estimates for 2007.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

The Company increases its guidance for 2007 consolidated operating revenues to a range of $480 million to $488 million and for consolidated adjusted EBITDA to a range of $190 to $195 million. Guidance for 2007 for certain wireless metrics is also being improved, including net subscriber additions of greater than 30,000 and monthly blended subscriber churn and postpay subscriber churn of approximately 3.0% and 2.0%, respectively. In addition, the guidance for RLEC access line loss is being improved to a range of 4% to 7%. Please see the schedules accompanying this release for additional financial and operating metric guidance and updates.

###

Accounting Change

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain of sale of assets, advisory termination fees, other expenses, minority interests, reorganization items, non-cash compensation charges and secondary offering costs. ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our two largest stockholders, CVC and Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income (Loss)

•	Reconciliation of Operating Income (Loss) to adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2007

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$44,277	$44,180
Accounts receivable, net	38,800	38,396
Inventories and supplies	4,843	5,471
Other receivables and deposits	3,822	3,777
Prepaid expenses and other	8,262	6,562

	100,004	98,386

Interest rate swap	2,946	3,874
Securities and investments	312	294

Property, plant and equipment	505,649	489,811
Less accumulated depreciation	129,230	113,039

	376,419	376,772

Other Assets
Goodwill	144,074	151,976
Franchise rights	32,000	32,000
Other intangibles, net	95,828	99,379
Radio spectrum licenses in service	114,102	114,102
Radio spectrum licenses not in service	18,259	18,250
Other radio spectrum licenses	1,344	1,344
Deferred charges	5,010	4,470

	410,617	421,521

Total Assets	$890,298	$900,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,840	$13,152
Accounts payable	21,936	25,209
Advance billings and customer deposits	17,456	16,709
Accrued payroll	4,975	10,021
Accrued interest	140	305
Deferred revenue	556	683
Income tax payable	3,881	—
Accrued operating taxes	3,819	3,584
Other accrued liabilities	3,481	3,749

	63,084	73,412

Long-Term Liabilities
Long-term debt	611,802	613,371
Other long-term liabilities	50,650	61,842

	662,452	675,213

Minority Interests	453	457

Stockholders’ Equity	164,309	151,765

Total Liabilities and Stockholders’ Equity	$890,298	$900,847

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

	Three months ended:
	Mar. 31, 2007	Mar. 31, 2006
Operating Revenues
Wireless communications	$91,592	$77,575
Wireline communications	29,785	28,504
Other communications services	198	188

	121,575	106,267

Operating Expenses [1]

Cost of wireless sales (exclusive of items shown separately below)	19,109	15,799

Maintenance and support (inclusive of non-cash compensation charges of $93 for 2007 and $840 for 2006)	20,238	19,297

Customer operations (inclusive of non-cash compensation charges of $140 for 2007 and $1,071 for 2006)	25,618	24,371

Corporate operations (inclusive of non-cash compensation charges of $786 for 2007 and $8,545 for 2006)	8,143	14,860

Depreciation and amortization	20,099	20,647

Accretion of asset retirement obligations	175	197

Termination of advisory agreements [1]	—	12,941

	93,382	108,112

Operating Income (loss)	28,193	(1,845)

Other Income (Expenses)
Interest expense	(11,030)	(16,746)
(Loss) gain on interest rate swap agreement	(928)	1,938
Gain on sale of investments	—	1,723
Other income	742	1,221

	16,977	(13,709)
Income tax expense	7,222	3,610

	9,755	(17,319)

Minority interests in loss (earnings) of subsidiaries	4	(3)

Net Income (Loss)	$9,759	$(17,322)

Basic and Diluted Earnings (Loss) per Common Share:

Income (loss) per share - basic	$0.24	$(0.52)
Income (loss) per share - diluted	$0.23	$(0.52)

Average shares outstanding - basic [2]	41,185	33,471
Average shares outstanding - diluted [2]	42,212	33,471

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $1.0 million for 2007 and $10.5 million 2006. Also includes $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]

Earnings (Loss) per share and average weighted shares outstanding have been adjusted for all periods in 2006 to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio. All Class B common shares were converted to common shares by December 31, 2006.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three months ended:
	Mar. 31, 2006	Mar. 31, 2007
Operating Revenues
Wireless PCS Operations	$77,575	$91,592
Subscriber Revenues	54,252	61,694
Wholesale/Roaming Revenues, net	18,287	22,926
Equipment Revenues	4,829	6,737
Other Revenues	207	235

Wireline Operations
RLEC	14,720	15,379
Competitive Wireline	13,784	14,406

Wireline Total	28,504	29,785

Other	188	198

	$106,267	$121,575

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, non-cash compensation and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$49,622	$56,731
Cost of Sales - Equipment	7,002	8,216
Cost of Sales - Access & Other	8,797	10,892
Maintenance and Support	9,842	10,913
Customer Operations	19,566	21,629
Corporate Operations	4,415	5,081

Wireline Operations
RLEC	3,377	4,067
Competitive Wireline	9,398	9,567

Wireline Total	12,775	13,634

Other [1]	1,474	1,224

	$63,871	$71,589

Adjusted EBITDA (a non-GAAP Measure) [2]
Wireless PCS Operations	$27,953	$34,861

Wireline Operations
RLEC	11,343	11,312
Competitive Wireline	4,386	4,839

Wireline Total	15,729	16,151

Other [1]	(1,286)	(1,026)

	$42,396	$49,986

Capital Expenditures
Wireless PCS Operations	$14,235	$9,601

Wireline Operations
RLEC	2,901	2,106
Competitive Wireline	2,043	3,243

Wireline Total	4,944	5,349

Other	1,247	1,237

	$20,426	$16,187

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$13,718	$25,260

Wireline Operations
RLEC	8,442	9,206
Competitive Wireline	2,343	1,596

Wireline Total	10,785	10,802

Other	(2,533)	(2,263)

	$21,970	$33,799

[1]

Other Operations expense includes fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company for an annual advisory fee of $2.0 million. The Company recognized $0.5 million of this expense in first quarter 2006. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income (Loss)

(dollars in thousands)

	Three months ended:
	Mar. 31, 2006	Mar. 31, 2007
Net income (loss)	$(17,322)	$9,759
Interest expense	16,746	11,030
(Gain) loss on interest rate swap agreement	(1,938)	928
Income taxes	3,610	7,222
Minority interest	3	(4)
Other income	(2,944)	(742)

Operating income (loss)	$(1,845)	$28,193

Wireless	$13,636	$21,144
RLEC	7,714	7,805
Competitive Wireline	1,532	1,822
Other	(24,727)	(2,578)

Operating income (loss)	$(1,845)	$28,193

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(dollars in thousands)

	2006					2007
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total

For The Three Months Ended March 31
Operating Income (Loss)	$13,636	$7,714	$1,532	$(24,727)	$(1,845)	$21,144	$7,805	$1,822	$(2,578)	$28,193
Depreciation and amortization	14,137	3,626	2,843	41	20,647	13,560	3,503	3,005	31	20,099

Sub-total: EBITDA	27,773	11,340	4,375	(24,686)	18,802	34,704	11,308	4,827	(2,547)	48,292

Accretion of asset retirement obligations	180	3	11	3	197	157	4	12	2	175
Advisory Termination Fees	—	—	—	12,941	12,941	—	—	—	—	—
Secondary offering costs, included in Corporate Operations expenses	—	—	—	—	—	—	—	—	500	500
Non-cash compensation - Class A shares	—	—	—	10,456	10,456	—	—	—	1,019	1,019

Adjusted EBITDA	$27,953	$11,343	$4,386	$(1,286)	$42,396	$34,861	$11,312	$4,839	$(1,026)	$49,986

Adjusted EBITDA Margin	36.0%	77.1%	31.8%	N/M	39.9%	38.1%	73.6%	33.6%	N/M	41.1%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007
Wireless Subscribers	343,879	350,168	357,424	367,197	383,143
RLEC Access Lines	46,492	46,013	45,677	45,281	45,054
CLEC Access Lines [1]	45,296	45,885	46,224	46,781	47,381
RLEC Broadband Connections [2]	7,433	7,796	8,390	9,000	9,833
Total Broadband Connections [2]	15,018	15,616	16,373	17,177	18,066
Dial-Up Internet Subscribers	31,707	30,242	28,913	27,628	26,322
Long Distance Subscribers	41,971	43,168	44,263	45,237	46,531

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007
Total Wireless Subscribers
Beginning Subscribers	336,306	343,879	350,168	357,424	367,197
Prepay	80,023	86,179	89,368	94,771	98,846
Postpay	256,283	257,700	260,800	262,653	268,351

Gross Additions	40,285	37,343	42,156	44,591	47,579
Prepay	20,536	17,690	21,890	22,116	27,476
Postpay	19,749	19,653	20,266	22,475	20,103

Disconnections	32,712	31,054	34,900	34,818	31,633
Prepay	14,244	14,295	16,246	17,797	16,315
Postpay	18,468	16,759	18,654	17,021	15,318

Net Additions	7,573	6,289	7,256	9,773	15,946
Prepay	6,292	3,395	5,644	4,319	11,161
Postpay	1,281	2,894	1,612	5,454	4,785

Ending Subscribers	343,879	350,168	357,424	367,197	383,143
Prepay	86,179	89,368	94,771	98,846	109,689
Postpay	257,700	260,800	262,653	268,351	273,454

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:
	Mar. 31, 2006	Mar. 31, 2007
Average Subscribers (weighted monthly)	340,057	375,002

Gross Subscriber Revenues ($000)	$54,823	$62,410
Revenue Accruals & Deferrals	(637)	(676)
Eliminations & Other Adjustments	66	(40)

Net Subscriber Revenues ($000)	$54,252	$61,694

Average Monthly Revenue per Handset/Unit (ARPU) [1]	$53.74	$55.48

Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$54.08	$55.04

Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$2.60	$3.44

Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$2.88	$3.82

Cost of Acquisition per Gross Addition (CPGA) [2]	$354	$313

Monthly Cash Cost per Handset/Unit (CCPU) [3]	$29.91	$31.18

Strategic Network Alliance Revenues ($000)	$18,053	$22,628
Home Voice Revenue	9,912	11,514
Travel Voice	5,882	5,797
Data Revenue	2,259	5,317

Monthly Postpay Subscriber Churn	2.4%	1.9%

Monthly Blended Subscriber Churn	3.2%	2.8%

Total Cell Sites (Period Ending)	899	991

Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	535	597

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:
	Mar. 31, 2006	Mar. 31, 2007
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Wireless communications revenue	$77,575	$91,592
Less: Equipment revenue from sales to new customers	(3,745)	(4,746)
Less: Equipment revenue from sales to existing customers	(1,084)	(1,991)
Less: Wholesale revenue	(18,287)	(22,926)
Plus: Other revenues, eliminations and adjustments	364	481

Wireless gross subscriber revenue	$54,823	$62,410

Less: Paid in advance subscriber revenue	(12,695)	(17,108)
Less: adjustments	(496)	(674)

Wireless gross postpay subscriber revenue	$41,632	$44,628

Average subscribers	340,057	375,002

Total ARPU	$53.74	$55.48

Average postpay subscribers	256,588	270,283

Postpay ARPU	$54.08	$55.04

Wireless gross subscriber revenue	$54,823	$62,410
Less: Wireless voice and other feature revenue	(52,174)	(58,544)

Wireless data revenue	$2,649	$3,866

Average subscribers	340,057	375,002

Total Data ARPU	$2.60	$3.44

Wireless gross postpay subscriber revenue	$41,632	$44,628
Less: Wireless postpay voice and other feature revenue	(39,418)	(41,529)

Wireless postpay data revenue	$2,214	$3,099

Average postpay subscribers	256,588	270,283

Postpay data ARPU	$2.88	$3.82

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:
	Mar. 31, 2006	Mar. 31, 2007
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of wireless sales	$15,799	$19,108
Less: access, roaming, and other cost of sales	(8,797)	(10,892)

Merchandise cost of sales	$7,002	$8,216

Total customer operations	$24,371	$25,618
Less Wireline and other segment expenses	(4,804)	(3,989)
Less: Wireless customer care, billing, bad debt and other expenses	(8,544)	(10,184)

Sales and marketing	$11,023	$11,445

Merchandise cost of sales	$7,002	$8,216
Sales and marketing	11,023	11,445
Less: Merchandise sales	(3,745)	(4,781)

Total CPGA costs	$14,280	$14,880

Gross subscriber additions	40,285	47,579

CPGA	$354	$313

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Maintenance and support	$19,297	$20,238
Less Wireline, other segment expenses	(9,455)	(9,325)

Wireless maintenance and support	$9,842	$10,913

Corporate operations	$14,860	$8,143
Less Wireline, other segment, and corporate expenses	(10,445)	(3,062)

Wireless corporate operations	$4,415	$5,081

Wireless maintenance and support	$9,842	$10,913
Wireless corporate operations	4,415	5,081
Wireless customer care, billing, bad debt and other expenses	8,544	10,184
Wireless access, roaming, and other cost of sales	8,797	10,892
Equipment revenue from sales to existing customers	(1,084)	(1,991)

Total CCPU costs	$30,514	$35,079

Average subscribers	340,057	375,002

CCPU	$29.91	$31.18

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Business Outlook for the Year 2007 1 (as of May 2, 2007)

(Dollars in millions, except for metrics)

	Twelve Months 2007
Operating Revenues - Guidance
Wireless	$362.0	to	$368.0
Wireline	117.0	to	119.0
Other	1.0		1.0

	$480.0	to	$488.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$29.0	to	$34.0
Interest expense	45.0	to	43.5
Interest rate swap change in value [3]	3.1	to	3.8
Secondary offering costs	0.6		0.6
Income tax expense [2]	21.3	to	24.5
Other income	(1.8)	to	(2.2)

Operating Income	97.2	to	104.2

Depreciation and amortization	87.5	to	85.5
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	4.3	to	4.3

Adjusted EBITDA	$190.0	to	$195.0

Wireless	$132.5	to	$135.0
Wireline	62.5	to	64.0
Other	(5.0)	to	(4.0)

Adjusted EBITDA	$190.0	to	$195.0

Total Capital Expenditures	$77	to	$81

Wireless Metrics
Net subscriber additions	Greater than 30,000
Blended ARPU	Greater than $54
Postpay Churn	Approximately 2%
Blended Churn	Approximately 3%
Cost per Gross Acquisition (CPGA)	$365	to	$375
Cash Cost per Handset/Unit (CCPU)	Approximately $33

Wireline Metrics
RLEC Line Loss	4%	to	7%
Competitive Wireline revenue growth	4%	to	7%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

[2]

Current cash income tax is expected to be between $9 million and $13 million, reflecting the benefit of available tax NOLs and excess tax depreciation and amortization from capital expenditures in recent years and planned levels for 2007.

[3]

The deferred asset for interest rate swap amounted to $3.9 million and $2.9 million at December 31, 2006 and March 31, 2007, respectively. This interest rate swap is scheduled to mature in February 2008.